EXHIBIT 99.2

                       Tel-Save Engages Investment Banker

     NEW HOPE, Pa., Feb. 20 /PRNewswire/ -- Tel-Save Holdings, Inc. (Nasdaq:TALK), a nationwide provider of telecommunications services announced that it had engaged Salomon Smith Barney to advise the Company with respect to the possible sale of the Company. As indicated in the Company's February 6 release, management of the Company is continuing to explore this sale alternative and is continuing discussions with a number of potential suitors who have expressed various levels of interest in acquiring the Company. However, the Company cannot at this time assess the likelihood that these or other discussions will lead to a sale of the Company or predict what the terms of such a sale, if any, might be.

     Tel-Save Holdings, Inc. is a nationwide provider of telecommunication services utilizing its state-of-the-art telecommunications network -- One Better Net ("OBN"). Tel-Save headquarters are located at 6805 Route 202, New Hope, Pennsylvania 18938.